Exhibit 99.1
Denali Therapeutics Reports Fourth Quarter and Full Year 2024 Financial Results and Business Highlights
SOUTH SAN FRANCISCO, Calif., – February 27, 2025 – Denali Therapeutics Inc. (Nasdaq: DNLI) today reported financial results for the fourth quarter and year ended December 31, 2024, and provided business highlights.
“In 2024, we made significant strides across our portfolio, particularly with our Enzyme Transport Vehicle (ETV) programs, achieving a path to a potential accelerated approval for our lead program in MPS II,” said Ryan Watts, Ph.D., CEO of Denali. “In 2025, we will continue expanding our capabilities as we prepare for our first potential product launch of tividenofusp alfa. In addition, we are prioritizing opportunities to expand and accelerate our TV portfolio and aim to advance one to two programs to the clinic annually.”
Fourth Quarter 2024 and Recent Program Updates

CLINICAL PROGRAMS
Tividenofusp alfa (DNL310, ETV:IDS) for Hunter syndrome (MPS II)
In February 2025, Denali presented results of the primary analysis of the Phase 1/2 study in Hunter syndrome, in addition to long-term data in the ongoing study. The data showed robust and sustained reductions in key biomarkers, along with continued improvements in hearing, cognition, and adaptive behavior. Long-term safety results indicated tividenofusp alfa was generally well tolerated.

Denali remains on track to submit a Biologics License Application (BLA) under the accelerated approval pathway in early 2025 and is preparing for a U.S. commercial launch in late 2025 or early 2026. The FDA Breakthrough Therapy designation, granted in January 2025, provides enhanced regulatory support, including more intensive FDA guidance and eligibility for rolling submission and priority review.

Denali is actively advancing prelaunch activities to support tividenofusp alfa and potential future ETV programs. These efforts include engaging with prescribers and payers, developing a suite of patient support services to ensure broad access, and building a targeted commercial and medical affairs team.

The company continues to enroll patients in the global Phase 2/3 COMPASS study, which aims to support global regulatory approvals. In January 2025, Denali expanded target enrollment for neuronopathic participants (Cohort A) to 42 patients, reflecting steady progress in recruitment and data collection.

DNL126 (ETV:SGSH) for Sanfilippo syndrome Type A (MPS IIIA)

Following initial positive Phase 1/2 results demonstrating proof of concept for Sanfilippo syndrome, Denali plans to engage with the FDA to align on a pathway for accelerated approval of DNL126. The Phase 1/2 study continues to enroll participants with Sanfilippo syndrome.

DNL126 has received FDA Orphan Disease designation and Fast Track status and has been selected for the FDA’s Support for clinical Trials Advancing Rare disease Therapeutics (START) program. This pilot initiative aims to accelerate the development of rare disease treatments.

TAK-594/DNL593 (PTV:PGRN) for GRN-related frontotemporal dementia

Dosing of participants continues in the Phase 1/2 study of DNL593 in the treatment of progranulin (GRN)-related frontotemporal dementia (FTD-GRN).

DNL343 (small molecule eIF2B agonist) for the treatment of amyotrophic lateral sclerosis (ALS)

In January 2025, Denali announced topline results that the primary endpoint was not met in the HEALEY ALS platform trial. Further analyses are anticipated later in 2025, including neurofilament light (NfL) and other fluid biomarkers, data from pre-specified subgroups, as well as extended findings from the active treatment extension period.

BIIB122/DNL151 (small molecule LRRK2 inhibitor) for the treatment of Parkinson’s disease (PD)

Denali and Biogen are jointly developing LRRK2 small molecule inhibitors. Biogen is leading the global Phase 2b LUMA study, evaluating BIIB122's impact on disease progression in early-stage PD, with enrollment of approximately 640 participants expected to complete in 2025. Denali is conducting the Phase 2a BEACON study, specifically enrolling participants with LRRK2-associated PD to assess how LRRK2 inhibition may impact this disease. Dosing in BEACON began in December 2024.
IND-ENABLING STAGE PROGRAMS

Denali is building a broad portfolio of therapeutic candidates by investing in parallel across its TV franchises, i.e., Enzyme TV (ETV), Oligonucleotide TV (OTV), and Antibody TV (ATV), to advance programs for rare diseases, such as lysosomal storage diseases, and common diseases, such as Alzheimer's disease and Parkinson's disease. Beginning in 2025, Denali expects to advance one to two additional programs to the clinic per year over the next three years across its TV-enabled franchises (ETV, OTV, and ATV). IND-enabling stage programs include:
ETV
•DNL952 (ETV:GAA) for Pompe disease
•DNL111 (ETV:GCase) for Parkinson’s disease and Gaucher disease
•DNL622 (ETV:IDUA) for Hurler syndrome (MPS I)
ATV
•DNL921 (ATV:Abeta) targeting amyloid beta for Alzheimer’s disease
OTV
•DNL628 (OTV:MAPT) targeting tau for Alzheimer’s disease
•DNL422 (OTV:SNCA) targeting alpha synuclein for Parkinson’s disease
2025 Guidance on Operating Expenses
Cash, cash equivalents, and marketable securities were approximately $1.19 billion as of December 31, 2024. For 2025, Denali anticipates an increase of approximately 10% to 15% in cash operating expenses compared to 2024.
Participation in Upcoming Investor Conferences
•TD Cowen 45th Annual Health Care Conference, March 3 - 5
•Leerink Partners Global Healthcare Conference, March 9 - 12
•Jefferies Biotech on the Beach, March 11 - 12
•UBS Virtual CNS Day 2025, March 17
•Stifel CNS Days 2025, March 18 - 19

Fourth Quarter and Full Year 2024 Financial Results

Net losses were $114.8 million and $422.8 million for the quarter and year ended December 31, 2024, respectively, compared to net losses of $119.5 million and $145.2 million for the quarter and year end December 31, 2023, respectively.

There was no collaboration revenue for the quarters ended December 31, 2024 and December 31, 2023. There was no collaboration revenue for the year ended December 31, 2024, compared to $330.5 million for the year ended December 31, 2023. The decrease in collaboration revenue of $330.5 million for the year ended December 31, 2024 compared to the previous year was primarily due to $293.9 million in revenue recognized in April 2023 under the Biogen Collaboration Agreement as a result of Biogen exercising its option to license our ATV:Abeta program, as well as decreases in revenue earned under the Sanofi and Takeda Collaboration Agreements of $25.0 million and $10.0 million, respectively, due to the timing of underlying activities and achievement of milestones under the collaboration agreements.

Total research and development expenses were $99.8 million and $396.4 million for the quarter and year ended December 31, 2024, respectively, compared to $107.8 million and $423.9 million for the quarter and year ended December 31, 2023, respectively. The decrease of approximately $8.0 million and $27.4 million for the quarter and year ended December 31, 2024, respectively, compared to the comparative period in the prior year were primarily attributable to decreases in personnel-related expenses, including decreases in salary and stock-based compensation expenses, other research and development expenses, as well as decreases in small molecule programs and other external expenses, primarily driven by the divestiture of our preclinical small molecule programs in March 2024 and focus on the Company's TV-enabled portfolio.

General and administrative expenses were $30.1 million and $105.4 million and for the quarter and year ended December 31, 2024, respectively compared to $24.8 million and $103.4 million for the quarter and year end December 31, 2023 respectively. The increase in expense in the periods ending December 31, 2024 was primarily driven by activities related to the planned submission of a BLA for tividenofusp alfa in early 2025 and preparations for a commercial launch in late 2025 or early 2026.

About Denali Therapeutics

Denali Therapeutics is a biopharmaceutical company developing a broad portfolio of product candidates engineered to cross the blood-brain barrier (BBB) for the treatment of neurodegenerative diseases and lysosomal storage diseases. Denali pursues new treatments by rigorously assessing genetically validated targets, engineering delivery across the BBB, and guiding development through biomarkers that demonstrate target and pathway engagement. Denali is based in South San Francisco. For additional information, please visit www.denalitherapeutics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements expressed or implied in this press release include, but are not limited to, statements regarding expectations regarding Denali’s TV platform and its therapeutics and commercial potential; statements made by Denali’s Chief Executive Officer; plans, timelines, and expectations relating to DNL310, including enrollment in the ongoing global Phase 2/3 COMPASS study and the likelihood of global approvals, the timing of planned regulatory filings, and the timing, likelihood, and scope of regulatory approvals and commercial launch; plans, timelines, and expectations related to DNL126, including enrollment in the ongoing Phase 1/2 study, planned engagement with the FDA, and the likelihood and scope of regulatory approvals; plans, timelines, and expectations regarding DNL593 and the ongoing Phase 1/2 study; plans regarding DNL343 including the timing and availability of further analysis; plans, timelines, and expectations regarding DNL151, including with respect to the ongoing Phase 2a LUMA study and Phase 2b BEACON study and enrollment in both studies; plans and expectations for Denali's preclinical programs, including the timing of advancement to clinical studies; Denali's future operating expenses and anticipated cash runway; and Denali's participation in upcoming investor conferences. All drugs currently being developed by Denali are investigational and have not received regulatory approval for any indication. Actual results are subject to risks and uncertainties and may differ materially from those indicated by these forward-looking statements as a result of these risks and uncertainties, including but not limited to, risks related to: any and all risks to Denali’s business and operations caused by adverse economic conditions; risk of the occurrence of any event, change, or other circumstance that could give rise to the termination of Denali’s agreements with Sanofi, Takeda, or Biogen, or any of Denali’s other collaboration agreements; Denali’s transition to a late-stage clinical drug development company; Denali’s and its collaborators’ ability to complete the development and, if approved, commercialization of its product candidates; Denali’s and its collaborators’ ability to enroll patients in its ongoing and future clinical trials; Denali’s reliance on third parties for the manufacture and supply of its product candidates for clinical trials; Denali’s dependence on successful development of its blood-brain barrier platform technology and its programs and product candidates; Denali’s and its collaborators' ability to conduct or complete clinical trials on expected timelines; the risk that preclinical profiles of Denali’s product candidates may not translate in clinical trials; the potential for clinical trials to differ from preclinical, early clinical, preliminary or expected results; the risk of significant adverse events, toxicities or other undesirable side effects; the uncertainty that product candidates will receive regulatory approval necessary to be commercialized; Denali’s ability to continue to create a pipeline of product candidates or develop commercially successful products; developments relating to Denali's competitors and its industry, including competing product candidates and therapies; Denali’s ability to obtain, maintain, or protect intellectual property rights related to its product candidates; implementation of Denali’s strategic plans for its business, product candidates, and blood-brain barrier platform technology; Denali's ability to obtain additional capital to finance its operations, as needed; Denali's ability to accurately forecast future financial results in the current environment; and other risks and uncertainties, including those described in Denali's most recent Annual and Quarterly Reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission (SEC) on February 28, 2024 and November 6, 2024, respectively, and Denali’s future reports to be filed with the SEC. Denali does not undertake any obligation to update or revise any forward-looking statements, to conform these statements to actual results, or to make changes in Denali’s expectations, except as required by law.

Denali Therapeutics Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Collaboration revenue:
Collaboration revenue from customers(1)	$—	$—	$—	$330,531
Total collaboration revenue	—	—	—	330,531
Operating expenses:
Research and development(2)	99,787	107,803	396,440	423,876
General and administrative	30,059	24,769	105,438	103,354
Total operating expenses	129,846	132,572	501,878	527,230
Gain from divestiture of small molecule programs	—	—	14,537	—
Loss from operations	(129,846)	(132,572)	(487,341)	(196,699)
Interest and other income, net	15,161	13,129	64,636	51,505
Loss before income taxes	(114,685)	(119,443)	(422,705)	(145,194)
Income tax expense	(68)	(30)	(68)	(30)
Net loss	$(114,753)	$(119,473)	$(422,773)	$(145,224)
Net loss per share, basic and diluted	$(0.67)	$(0.86)	$(2.57)	$(1.06)
Weighted average number of shares outstanding, basic and diluted	170,086,146	138,245,382	164,473,772	137,370,897
__________________________________________________
(1)Includes related-party collaboration revenue from customers of $295.5 million for the twelve months ended December 31, 2023.
(2)Includes expenses for cost sharing payments due to a related party of $17.7 million for the twelve months ended December 31, 2023.

Denali Therapeutics Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$174,960	$127,106
Short-term marketable securities	657,371	907,405
Prepaid expenses and other current assets	32,105	29,626
Total current assets	864,436	1,064,137
Long-term marketable securities	359,373	—
Property and equipment, net	55,236	45,589
Finance lease right-of-use asset	47,533	—
Operating lease right-of-use asset	22,861	26,048
Other non-current assets	24,741	18,143
Total assets	$1,374,180	$1,153,917
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$11,137	$9,483
Accrued expenses and other current liabilities	91,071	68,499
Total current liabilities	102,208	77,982
Operating lease liability, less current portion	36,673	44,981
Finance lease liability, less current portion	5,615	—
Total liabilities	144,496	122,963
Total stockholders' equity	1,229,684	1,030,954
Total liabilities and stockholders’ equity	$1,374,180	$1,153,917

Investor Contact:
Laura Hansen, Ph.D.
Vice President, Investor Relations
hansen@dnli.com
(650) 452-2747

Media Contact:
Rich Allan
FGS Global
Rich.Allan@fgsglobal.com
(503) 851-0807